Filed Pursuant to Rule 424(b)(2)

Registration No. 333-269514

Pricing Supplement No. 13 dated January 16, 2025

(to Prospectus Supplement dated February 17, 2023

and Prospectus dated February 17, 2023)

WELLS FARGO & COMPANY

Medium-Term Notes, Series W

Senior Redeemable Floating Rate Notes

You should read the more detailed description of the notes provided under “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus, as supplemented by this pricing supplement. The notes are unsecured obligations of Wells Fargo & Company (the “Company”), and all payments on the notes are subject to the credit risk of the Company. If the Company defaults on its obligations, you could lose some or all of your investment. The notes are not savings accounts, deposits or other obligations of any bank or nonbank subsidiary of the Company and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency. Certain defined terms used but not defined herein have the meanings set forth in the accompanying prospectus supplement and prospectus.

Aggregate Principal Amount Offered:	$650,000,000

Trade Date:	January 16, 2025

Original Issue Date:	January 24, 2025 (T+5)

Stated Maturity Date:

January 24, 2028; on the stated maturity date, the holders of the notes will be entitled to receive a cash payment in U.S. dollars equal to 100% of the principal amount of the notes plus any accrued and unpaid interest.

Price to Public (Issue Price):	100.00%, plus accrued interest, if any, from January 24, 2025

Agent Discount (Gross Spread):	0.25%

All-in Price (Net of Agent Discount):	99.75%, plus accrued interest, if any, from January 24, 2025

Net Proceeds:	$648,375,000

Base Rate:	Compounded SOFR

Spread:	+78 basis points

Minimum Interest Rate for an Interest Period:	0% per annum

Interest Payment Dates:	Each January 24, April 24, July 24 and October 24, commencing April 24, 2025, and at maturity.

Calculation Agent:

References to the Calculation Agent shall mean Wells Fargo Securities, LLC, an affiliate of the Company, acting in its capacity as Calculation Agent, and its successors and assigns or any other calculation agent appointed by the Company.

Optional Redemption:

At our option, we may redeem the notes (i) in whole, but not in part, on January 24, 2027 or (ii) in whole at any time or in part from time to time, on or after December 23, 2027, in each case at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of such redemption.

Any redemption may be subject to prior regulatory approval and will be effected pursuant to the procedures described under “Description of Debt Securities—Redemption and Repayment—Optional Redemption By Us” in the accompanying prospectus.

Listing:	None

		Principal Amount

Agent (Sole Bookrunner):	Wells Fargo Securities, LLC	$523,250,000

Agents (Joint Lead Managers):	American Veterans Group, PBC CastleOak Securities, L.P. R. Seelaus & Co., LLC Roberts & Ryan, Inc. Samuel A. Ramirez & Company, Inc.	3,900,000 3,900,000 3,900,000 3,900,000 3,900,000

Agents (Co-Managers):

ABN AMRO Capital Markets (USA) LLC

ANZ Securities, Inc.

Apto Partners, LLC

BBVA Securities Inc.

Blaylock Van, LLC

BMO Capital Markets Corp.

CaixaBank, S.A.

CAVU Securities LLC

CIBC World Markets Corp.

Commonwealth Bank of Australia

Credit Agricole Securities (USA) Inc.

Desjardins Securities Inc.

Drexel Hamilton, LLC

Falcon Square Capital LLC

Guzman & Company

ING Financial Markets LLC

Intesa Sanpaolo IMI Securities Corp.

Lloyds Securities Inc.

MFR Securities, Inc.

MUFG Securities Americas Inc.

National Bank of Canada Financial Inc.

   3,250,000

   3,250,000

   3,250,000

   3,250,000

   3,250,000

   3,250,000

   3,250,000

   3,250,000

   3,250,000

   3,250,000

   3,250,000

   3,250,000

   3,250,000

   3,250,000

   3,250,000

   3,250,000

   3,250,000

   3,250,000

   3,250,000

   3,250,000

   3,250,000

Natixis Securities Americas LLC

Nordea Bank Abp

Penserra Securities LLC

Rabo Securities USA, Inc.

RBC Capital Markets, LLC

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.

SEB Securities, Inc.

SG Americas Securities, LLC

Standard Chartered Bank

TD Securities (USA) LLC

Tigress Financial Partners LLC

		3,250,000 3,250,000 3,250,000 3,250,000 3,250,000 3,250,000 3,250,000 3,250,000 3,250,000 3,250,000 3,250,000 3,250,000

	Total:	$650,000,000

Supplemental Plan of Distribution:

On January 16, 2025, we agreed to sell to the Agents, and the Agents agreed to purchase, the notes at a purchase price of 99.75%, plus accrued interest, if any, from January 24, 2025. The purchase price equals the issue price of 100.00% less a discount of 0.25% of the principal amount of the notes.

To the extent any Agent that is not a U.S. registered broker-dealer intends to effect any offers or sales of any notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

United States Federal Income Tax Considerations:	Tax considerations are discussed under “United States Federal Income Tax Considerations” in the accompanying prospectus.

Security Registrar and Paying Agent:

Computershare Trust Company, N.A., acting through its office at CTSO Mail Operations, 1505 Energy Park Drive, St. Paul, MN 55108, Attn: CCT Administrator for Wells Fargo (or at such other place or places as may be designated from time to time).

CUSIP:	95000U3S0

Risk Factors

See “Risk Factors” in the accompanying prospectus for risk factors regarding the notes, including, in particular, the risk factors appearing under the heading “Risks Relating To SOFR, Compounded SOFR And A Benchmark Replacement” and “Risks Relating To Our Securities Generally—One Of Our Affiliates May Act As The Calculation Agent With Respect To Our Securities And, As A Result, Potential Conflicts Of Interest Could Arise.”

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